Exhibit 5
[GREENBERG TRAURIG LETTERHEAD]
March 27, 2007
MarineMax, Inc.
18167 U.S. Highway 19 North
Suite 300
Clearwater, Florida 33764
Re: Registration Statement on Form S-8 MarineMax, Inc.
Ladies and Gentlemen:

          As legal counsel to MarineMax, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about March 28, 2007 in connection with the registration under the Securities Act of 1933, as amended, of (a) 3,738,429 shares of the Company’s common stock, par value $0.001 per share, (the “2007 Plan Shares”) issuable pursuant to the Company’s 2007 Incentive Compensation Plan (the “2007 Plan”) and (b) 60,000 shares of the Company’s common stock, par value $0.001 per share, (the “Fee Plan Shares”) issuable pursuant to the Company’s Director Fee Share Purchase Program (the “Fee Plan”). The 2007 Plan Shares and the Fee Plan Shares are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.
          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
          A. The Restated Certificate of Incorporation of the Company, as amended and as filed with the Secretary of State of Delaware;
          B. The Amended and Restated Bylaws of the Company;
          C. Resolutions of the Board of Directors of the Company, adopted at a meeting on December 8, 2006, authorizing the issuance of the Shares and adopting the 2007 Plan and the Fee Plan;
          D. The 2007 Plan;
          E. Form Stock Option Agreement for the 2007 Plan;
          F. Form Restricted Stock Unit Award Agreement for the 2007 Plan;
          G. Minutes of the February 28, 2007 Annual Meeting of Stockholders of the Company, at which the stockholders approved the 2007 Plan as adopted by the Board of Directors;

MarineMax, Inc.
March 27, 2007

          H. The Fee Plan; and
          I. The Registration Statement.
          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through I above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the 2007 Plan and the Fee Plan, will be validly issued, fully paid, and nonassessable.
          We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,
/s/ Greenberg Traurig, LLP